EXHIBIT 99.1

International Remote Imaging Systems Announces Appointment of Cesar Garcia as Chief Executive Officer

Board Recognizes Contributions of Dr. Kshitij Mohan Upon Leaving the Company

CHATSWORTH, Calif., Nov. 18, 2003 (PRIMEZONE) -- International Remote Imaging Systems, Inc. (AMEX:IRI), a manufacturer and marketer of automated IVD urinalysis systems and medical devices for hospitals and clinical laboratories worldwide, today announced the appointment of President and Chief Operating Officer Cesar Garcia as Chief Executive Officer, replacing Dr. Kshitij Mohan, who has resigned in order to pursue other interests.

"With this appointment of Mr. Garcia, who will continue to serve as President, the Board recognizes the leadership that Cesar has demonstrated over the past two years and his role as a guiding force within the Company, particularly in the development and successful launch of our new iQ(r)200 product platform," stated Dr. John A. O'Malley, Chairman of International Remote Imaging Systems. "Cesar, who will also replace Dr. Mohan on the Board of Directors, has been instrumental in every operational accomplishment and we are fortunate to have someone of his caliber to lead the Company through its anticipated growth phase."

Dr. O'Malley added that the Board of Directors wishes to express its gratitude to Dr. Mohan for his contributions to the Company and regrets his departure. "Kshitij has made significant contributions to International Remote Imaging Systems and helped to enhance the visibility of the Company," Dr. O'Malley stated.

Said Dr. Mohan, "Some of the biggest challenges that IRIS faced a year ago have been met and we are on the right track to realize the full potential of this company. I am happy to have been a part of this company during this important period of its growth and look forward to a continuing association as a consultant over the next year and as a stockholder."

Mr. Garcia, who joined the Company in January 2002 as its Executive Corporate Vice President and was elevated to President and COO in June of this year, has a wide range of experience within the medical devices and diagnostics arena covering general management, operations, marketing, strategic alliances, research and development, engineering, technology transfer, manufacturing, quality and regulatory affairs. Just prior to joining the Company, he served as President of Primera LLC of Philadelphia, Pa., a management consulting company. From 1998 to March 2001, he was Senior Vice President of Cytometrics Incorporated, a manufacturer of non-invasive medical devices for point of care blood diagnostics and for in-vivo analysis of microcirculation. From 1994 to 1998, Mr. Garcia was Vice President, Operations and Engineering for Datascope Corporation, Patient Monitoring Division, a manufacturer of medical devices for cardiology, anesthesiology, and critical monitoring. From 1992 to 1994, Mr. Garcia held the position of Director, Hematology Business Unit, Bayer Diagnostics Division of Bayer USA. Mr. Garcia started his business career in 1974 with the Technicon Electronics Corporation (a subsidiary of Bayer USA) as an engineer, moving up the management ladder to become its General Manager from 1984 to 1992. He holds a B.S. in Industrial Engineering (Cum Laude) from the University of Puerto Rico and an Advanced Management Certificate from Pace University, New York.

THE COMPANY

International Remote Imaging Systems, Inc. is a leader in automated urinalysis technology and image flow cytometry. The Company's Iris Diagnostics Division is a leader in automated urinalysis technology with workstations in major medical institutions throughout the world. Using a patented Automated Intelligent Microscopy (AIM) technology, the Auto-Analyte Recognition software (AAR) and more recently, the neural network-based Auto-Particle Recognition (APR) technology, a significant reduction in the cost and time consuming steps for manual microscopic analysis can be achieved. The StatSpin(r) subsidiary, based in Norwood, Mass., is a worldwide leader in accelerated sample preparation for blood, body fluids and urine analysis. The subsidiary makes innovative centrifuges and blood analysis products, including the world's fastest blood separator (30 seconds). StatSpin's worldwide markets include medical institutions, commercial laboratories, clinics, doctors' offices, veterinary labs and research facilities. Its bench top centrifuges are dedicated to applications for manual specimen preparation for coagulation, cytology, hematology, and urinalysis. Advanced Digital Imaging Research, LLC (ADIR), is a research and development subsidiary based in the Houston, Texas area. ADIR assists in the advancement of proprietary imaging technology while conducting government-sponsored research and development in medical imaging and software, and contract research for corporate clients.

SAFE HARBOR PROVISION

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: unexpected technical and marketing difficulties inherent in major product development efforts such as the current project to improve the Company's urinalysis workstation product line; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

CONTACT:
International Remote Imaging Systems, Inc.
Cesar Garcia, President and Chief Executive Officer
818-709-1244

The Wall Street Group, Inc.
Ron Stabiner
212-888-4848